UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 2, 2010

BLOCKBUSTER INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	001-15153	52-1655102
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1201 Elm Street Irving, Texas	75270
(Address of principal executive offices)	(Zip code)

(214) 854-3000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

On June 2, 2010, the Dow Jones Newswires published an article that contained an interview on such date with Mr. Gary Fernandes, a member of Blockbuster Inc.’s Board of Directors, and the following is the text of the article.

Blockbuster Director: Making Progress In ‘Fits and Starts’

By Mary Ellen Lloyd

Of DOW JONES NEWSWIRES

June 2, 2010/Blockbuster Inc.’s (BBI, BBIB) progress toward recapitalization has come in “fits and starts,” underlining the complexity of the transaction, a board member said Wednesday.

Defending himself against dissident shareholder Gregory S. Meyer’s efforts to unseat him, director Gary J. Fernandes said Wednesday he’s on a special board committee that meets weekly with management and advisors to review efforts to reduce Blockbuster’s debt load of more than $900 million.

“Every time we think we find something that’s going to be a perfect fit, there’s a reason it has to be changed,” Fernandes said in an interview. With two sets of bondholders, potential new investors conducting due diligence and “a whole series of strategic moves” under consideration, Blockbuster is “doing an extra thorough job” reviewing its options, he said.

People familiar with discussions have said that one group of bondholders has offered to wipe out the $300 million in debt owed them in exchange for the “lion’s share” of new equity in a retooled company. These bondholders, who are at the back of the line for repayment, would also get $125 million of new debt with lenient repayment terms for Blockbuster. But The Wall Street Journal reported last week that those discussions had bogged down as the two sides debated how much new money Blockbuster needs to fund its business. Sources said the bondholders proposed investing around $30 million, but Blockbuster wanted $100 million.

Fernandes declined to provide specifics on options or talks.

“We’re pretty far downstream in exploring the alternatives,” he said, adding he expects Blockbuster in the “next relatively short period of time” to be “realizing some of those opportunities.”

By “short period of time,” Fernandes said he meant “the next 30, 60, or 90 days.”

Blockbuster Chairman and Chief Executive Jim Keyes has said he hopes to provide shareholders an update on recapitalization efforts by the June 24 shareholder meeting.

Fernandes, whose experience and contribution to the board have been questioned by Meyer, said Wednesday he has served on corporate boards for 28 years, and his management history has provided him “real world” corporate financial experience involving both minor and major capital raising. A programmer and systems analyst, Fernandes said his technological assistance has included working with Keyes to negotiate the DVD-rental kiosk agreement with NCR Corp. (NCR), and helping Blockbuster perform critical analysis of its Web site for the online subscriptions business.

A Blockbuster director since 2004, Fernandes is chairman and president of FLF Investments, a Dallas commercial real-estate firm. He is a retired vice chairman of Electronic Data Systems Corp., founder of a venture capital fund focusing on buyouts of technology-related companies and sits on the boards of privately held BancTec Inc., which has publicly traded debt, and of CA Inc. (CA).

Meyer founded a movie-kiosk business he sold in 2007 to Redbox owner Coinstar Inc. (CSTR) and has been lobbying—first privately and now publicly after being rejected—for a seat on the board, where he believes his operational and strategic experience could help. He owns about 620,000 class A shares and 25,000 class B shares of Blockbuster—more than any other director except Keyes.

Blockbuster’s board is supporting Fernandes, who was targeted after director James Crystal, whom Meyer first sought to replace, decided against running for re-election.

Blockbuster has $41.5 million in interest and amortization payments due to senior bondholders on July 1, and Fernandes said the company is talking with debt holders about possible “accommodations” on the timing or payment amounts and any related cost, if any.

“Certainly that’s a big hurdle,” he said of the payment. “We haven’t made any decision to pull away from it” at this point.

Fernandes said it’s also “premature” to speculate that shareholders will get nothing in any recapitalization. Blockbuster’s class A shares have fallen more than 60% over the last year and recently traded at 34 cents.

“Obviously the stock price is way, way down, but Blockbuster still has decent earnings in terms of (earnings before interest, taxes, depreciation and amortization) that they’re making every year,” he said. The fleet of stores is also still “very profitable,” he said.

“The board is fully committed to trying to preserve the value, not just for the equity holders, but for all stakeholders,” he said.

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Company Statement

Stockholders are urged to read Blockbuster’s definitive proxy statement because it contains important information regarding Blockbuster’s annual meeting of stockholders to be held on June 24, 2010. Stockholders and other interested parties may obtain, free of charge, copies of the proxy statement, and any other documents filed by Blockbuster with the Securities and Exchange Commission (the “SEC”), at the SEC’s Internet website at www.sec.gov. The proxy statement and these other documents may also be obtained free of charge by contacting Morrow & Co., Inc., the firm assisting Blockbuster in the solicitation of proxies, toll-free on +1-800-607-0088.

Blockbuster and certain of its directors and executive officers may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from Blockbuster’s stockholders in respect of the 2010 annual meeting of stockholders. Information regarding the interests of such persons, including such persons’ beneficial ownership of Blockbuster common stock, is set forth in Blockbuster’s definitive proxy statement, filed with the SEC on May 21, 2010, with respect to the 2010 annual meeting of stockholders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLOCKBUSTER INC.

Date: June 3, 2010	By:	/S/ THOMAS M. CASEY
Thomas M. Casey
Executive Vice President and Chief Financial Officer